Exhibit 10.27
Description of Material Terms of Power Solutions International, Inc. LTI Plan
for the period January 1, 2020 to December 31, 2022

Item	Explanation
Purpose	The primary objectives of this plan are to retain employees and align employees’ incentives with the Company’s long-term goals.
Eligibility	Vice President and above or high strategic value. The participants are subject to Board approval.
Target Incentive (TI)	The TI is calculated by multiplying each qualifying individual’s Base Salary x LTI level related %.
	LTI Level	TI as % of Base
	Executive	60%
	All others	45%
Payout %	Payout % spans from 50% to 150% of TI. 50% is the guaranteed payout % and 150% is the maximum payout %.
Payout % is determined by ROA over the three-year performance period.
Total Bonus	Total bonus is calculated by multiplying TI and payout %.
The guaranteed payout % is 50%. The guaranteed bonus is 50% of TI after three years (guaranteed bonus).

	Performance Indicator	Performance Range
		Guaranteed	Plan (100%)	Maximum
ROA
	Payout %	50%	100%	150%

Vesting Period and Time	1. 1/3 of guaranteed bonus will be vested on December 31, 2020 and paid out at first quarter of 2021.
2. 1/3 of guaranteed bonus will be vested on December 31, 2021 and paid out at first quarter of 2022.
3. 1/3 of guaranteed bonus and any other performance related bonus will be vested on December 31, 2022. The bonus will be paid out 30 days after 2022 audit results are approved by audit directors.
Funding	At the Company’s discretion, payouts under the plan will be made in shares of stock based on the-then market price or in cash.
ROA	ROA (return on assets). Formula for ROA, ROA=Net profit/Average monthly Total Asset.